Exhibit 99

NEWS Contact: Erin Wolford (949) 524-4035 MediaRelations@chipotle.com

CHIPOTLE APPOINTS LAURA FUENTES TO ITS BOARD OF DIRECTORS

NEWPORT BEACH, Calif., September 14, 2023 — Chipotle Mexican Grill (NYSE:CMG) today announced a new addition to its board of directors, Laura Fuentes, effective September 15.

Brian Niccol, Chairman and Chief Executive Officer, stated: “We are pleased to welcome Laura to Chipotle’s board. Her people leadership experience and deep understanding of the global hospitality industry will be pivotal in helping Chipotle to deliver added value to our guests, communities, employees and shareholders.”

With Ms. Fuentes’ election, the Chipotle Board will now be comprised of 10 directors, 9 of whom are independent, with 40% female representation. The board is committed to ongoing director refreshment and continues to consider new, qualified independent directors.

“I am honored to be joining the board of Chipotle – a high-growth organization with strong values and a commitment to cultivate a better world,” said Laura Fuentes. “I look forward to working alongside this respected group of leaders and lending my experience to help Chipotle achieve its strategic goals.”

Laura Fuentes is the Executive Vice President and Chief Human Resources Officer of Hilton Worldwide Holdings Inc., a role she’s held since 2020. Prior to that, Ms. Fuentes held the position of Chief Talent and Diversity Officer and several other executive roles at Hilton since joining the company in 2013. For six years, she served in various Corporate Strategy and Human Resources roles at Capital One Financial Corporation. Before that, she worked at McKinsey & Company advising clients across various industries in their Madrid, New York, and Washington, D.C offices. Ms. Fuentes serves as a board member for two nonprofit organizations, Make-a-Wish Mid-Atlantic and Arlington Free Clinic. Additionally, she represents Hilton on the Tent US Advisory Council for refugees and serves on the board for the University of Virginia McIntire School of Commerce.

Originally from Spain, Ms. Fuentes holds a Bachelor of Science from the University of Virginia, a Masters of Science in Structural Engineering from the University of Texas at Austin and an MBA from Columbia University. She brings extensive knowledge across corporate strategy and human resource functions including recruiting, diversity and inclusion, learning and development, total rewards and people analytics.

NEWS

Contact: Erin Wolford

(949) 524-4035

MediaRelations@chipotle.com

ABOUT CHIPOTLE

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had over 3,250 restaurants as of June 30, 2023, in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. Chipotle is ranked on the Fortune 500 and is recognized on the 2023 list for Fortune’s Most Admired Companies and Time Magazine’s Most Influential Companies. With over 110,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

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